EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Tim Hanson (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Increases Regular Cash Dividends

CHARLOTTE, Michigan, April 28, 2004 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced a 60 percent increase in its regular cash dividends, reflecting the Company's strong financial position and desire to bring value to its shareholders. Spartan's board of directors declared bi-annual cash dividends of $0.08 per share, or $0.16 per share for the year.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles said the first $0.08 per share dividend is payable on June 14, 2004 to shareholders of record at the close of business on May 14, 2004.

Spartan said the second dividend payment of $0.08 per share will be paid in the fourth quarter of 2004 and its board intends to announce the record and pay dates for the second payment following its October board meeting. Special dividends for 2004 will also be considered at that meeting. In 2003, Spartan's board of directors instituted bi-annual regular cash dividends. This marks the 16th consecutive year Spartan Motors has paid dividends to its shareholders.

"Last year we initiated bi-annual dividends to supplement Spartan's tradition of paying special cash dividends and to enhance the value of Spartan shares," said John Sztykiel, chief executive officer of Spartan Motors. "This year we have significantly increased the regular cash dividends. In addition, the board remains committed to considering special dividends on an annual basis as part of its desire to provide shareholders with a maximum rate of return on their investment."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. Spartan Motors employs approximately 700 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota and is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

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